January 14, 2000







To the Board of Directors of
Electronic Engineering and Design Corporation
104 Prospect Hill Street
Newport, RI 02840

Re:  Resignation

Dear Sirs:

I, Mary Elizabeth  Rowbottom,  hereby tender my resignation as an officer and/or
director  of  Electronic   Engineering  and  Design   Corporation,   a  Delaware
corporation, effective immediately.


Sincerely,


/s/ Mary Elizabeth Rowbottom
----------------------------
Mary Elizabeth Rowbottom